MEMORANDUM

This Memorandum is entered into between GRIFFIN & GRIFFIN EXPLORATION, L.L.C. (“G & G”), and THE STALLION GROUP (“Participant”).  This Memorandum covers two proposed drilling programs to be conducted by G & G, THIRTY percent (30%) of which shall be funded by Participant, herein Participant’s “pro-rata part.”

I.

ESTABLISHMENT OF TRUST ACCOUNT.

Upon the execution of this Memorandum, G & G shall establish a separate Trust Account at a bank in Jackson, Mississippi.  The purpose of the Trust Account is to provide Participant with a deposit account for all funds advanced by Participant.  This Trust Account shall require two signatures for the transfer out of any funds in any manner whatsoever.  One signature shall be required from Participant’s designated signatory (the “Designated Signatory”), and one signature shall be required from G & G’s signatory.  G & G shall prepare a detailed request for funds to be transferred from the Trust Account to the G & G General Account therein clearly setting out the use for such proceeds of transfer.  This request shall be transmitted via fax or e-mail to Participant’s Signatory and he shall either agree/refuse/ or request a modification of the request for transfer within two (2) clear business days.  If further transfers are refused and no modification is offered by Participant’s Signatory, then the terms contemplating ongoing expenditures and participations as set out in this Agreement shall be vacated and Participant’s pro-rata part of any excess funds over accrued liabilities shall be returned to Participant within thirty (30) calendar days from the date of the refusal notice from Participant’s Signatory; and any right, title and interest to any of the prepaid leases shall revert to one hundred percent (100%) control and ownership by G & G.

II.      Participant shall advance its pro-rata part of One Million U.S. Dollars ($1,000,000.00) on or before August 15, 2006.

Use of Proceeds:

(i) Payment to G & G for prospect fees in advance:

(a) $20,000 x 20 Frio Prospects - total $400,000;

(b) $50,000 x 1 Plymouth Church Prospect - Wilcox Formation test;

(ii) Acquisition of leasehold interest/brokerage costs/title opinion/drilling of:

Red Bug Frio Prospect - $330,000;

(iii) Acquisition of leasehold interests/brokerage costs/title opinions:

(a) Plymouth Church Prospect - capped at $50,000;

(b) Balance of funds ($170,000) to be applied to Frio locations or alternatives.

Total use of proceeds this advance - One Million U.S. Dollars ($1,000,000.00).

III.

Division of Interests:

G & G is hereby appointed Operator of all joint properties.

G & G shall receive the proceeds of the sale of all production from wells drilled under the Program.  From such proceeds, G & G shall pay all operating expenses as provided in the Operating Agreement attached as Exhibit “A” and made a part of this Memorandum, and all royalty and overriding royalties required by the oil, gas and mineral leases relating to each well.  After deducting the above expenses from sales proceeds, the net remaining sales revenue shall be paid as follows:

Wilcox Wells:

- G & G shall be entitled to receive twenty-five percent (25%) of all net revenues;

- Participant shall be entitled to receive its pro-rata part of seventy-five percent (75%) of all net revenues.

- In the event that the first Wilcox exploration well establishes commercial production and the parties to this Agreement desire to drill offsetting well(s) within the limits of the same reservoir established in the test well, then G & G shall have the option of:

(a) electing to pay all pro-rata drilling and completion costs; or,

(b) electing to provide Participant with Participant’s pro-rata part of one hundred percent (100%) of all revenues up to and including payout of all costs to establish commercial production Before Payout (BPO), after which G & G will be entitled to its full twenty-five percent (25%) WI After Payout (APO) of said well or wells.

Participants will be given forty-eight (48) hours once the well has been logged to elect to participate in the completion of the Wilcox offset/development wells.  Should a Participant not elect to participate, the its interest will be first offered on a pro-rata basis to the other Participants.  The non-participating party shall receive no revenues from production of the well, but will be refunded an amount equal to its share of the completion cost within (30) days of the well being placed into production.

Frio Wells:

- G & G shall be entitled to receive twenty percent (20%) of all net revenues;

- Participant shall be entitled to receive its pro-rata part of eighty percent (80%) of all net revenues.

It is agreed that the Participants, other than G & G, shall appoint one individual representative and G & G shall appoint one representative, both of whom shall unanimously agree as to prospect designations and drill site locations.

IV.     This Memorandum of Agreement contemplates further advances by Participant as follows:

(i) On or before October 1, 2006, Participant will advance its pro-rata part of Two Million U.S. Dollars ($2,000,000.00) to be employed in the further development of prospects on lands of interest in Mississippi and Louisiana.  G & G and Participant’s Signatory agree to work together on the specific delineation of lands and drill targets to accomplish this goal.

(ii) On or before November 1, 2006, Participant will advance its pro-rata part of an additional One Million U.S. Dollars ($1,000,000.00) to be expended in a like manner as set out in subparagraph (i) above.

For absolute certainty, Participant hereby contemplates as evidenced by this Agreement a gross expenditure of its pro-rata part of not to exceed Four Million U.S. Dollars ($4,000,000.00) to satisfy all or a portion of the above defined program.  Any and all expenditures beyond this cap of Four Million Dollars ($4,000,000.00) will require written agreements not contemplated specifically herein.

Should the program be continued beyond the Four Million Dollar expenditure and one or more Participants decided not to continue in the program, then the remaining Participants shall be offered their pro-rata portion of the non-participants interest.

V.

REGISTRATION OF WORKING INTERESTS.

G & G will cause its solicitors to register good title of Participant’s pro-rata part of said prospect for the benefit of Participant and shall provide an opinion as to said title.

VI.

AREA OF MUTUAL INTEREST.

G & G will identify and prepare an AMI (Area of Mutual Interest exclusive to

Participant) for its pro-rata part of fifty (50) prospects for the drilling of wells to depths sufficient to test prospectively producible hydrocarbons from the top of the Frio Formation to the bottom of the Wilcox Formation.  From these fifty (50) prospects, G & G and Participant’s Signatory shall select all drill locations.  These wells shall be funded and drilled in well increments as mutually agreed between G & G and Participant’s Signatory.

VII.

GENERAL PROVISIONS.

1.  The parties acknowledge the costs and expenses of conducting the two above programs are to be borne by Participant for its pro-rata share as provided above.  Should the fund contain insufficient amounts to cover the costs and expenses, Participant, upon request from G & G, shall make such additional deposits into the fund to cover its pro-rata part of anticipated costs and expenses subject to the general provisions as set out above.

2.  This Memorandum acknowledges that The Stallion Group shall enter into a direct consulting agreement with Raymond Lewand, Petroleum Geologist, on a one (1) year basis at a salary to be agreed and that Mr. Lewand will be named Vice-President of Exploration for The Stallion Group.

Executed this 2 day of August, 2006.

GRIFFIN & GRIFFIN EXPLORATION, L.L.C.

BY:       /s/ William K. Griffin III

William K. Griffin, III, President

THE STALLION GROUP

BY:  /s/ Kulwant Sandher

Chief Financial Officer